As filed with the Securities and Exchange Commission on January 15, 2004

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First National Bankshares of Florida, Inc.

(Exact name of registrant as specified in its charter)

Florida	20-0175526

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2150 Goodlette Road North, Naples, Florida 34102

(Address of Principal Executive Offices)

First National Bankshares of Florida, Inc. Salary Savings Plan
Roger Bouchard Insurance, Inc. 401(k) Plan
(Full Title of the Plans)

Gary L. Tice, Chairman and Chief Executive Officer
First National Bankshares of Florida, Inc.
2150 Goodlette Road North
Naples, Florida 34102
(239) 262-7600

(Name, address and telephone number, including
area code, of agent for service)

Copy Requested to:
Robert C. Schwartz, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, Georgia 30309
(404) 815-3758

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered(1)	Registered	Share(4)	Price(4)	Registration Fee

Common stock, $.01 par	2,000,000
value per share	Shares(2)	$17.125	$34,250,000	$2,771

Common stock, $.01 par	35,000
value per share	Shares(3)	$17.125	$599,375	$49

TOTAL	2,035,000 shares	$17.125	$34,849,375	$2,820

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents the amount of shares authorized to be issued under the First National Bankshares of Florida, Inc. Salary Savings Plan.
(3)	Represents the amount of shares authorized to be issued under the Roger Bouchard Insurance, Inc. 401(k) Plan.
(4)	Pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the registrant’s common stock reported on the New York Stock Exchange on January 8, 2004.

SIGNATURES
Exhibit Index
EX-5.1 OPINION OF SMITH, GAMBRELL & RUSSELL LLP
EX-5.2 IRS DETERMINATION LETTER
EX-5.3 IRS DETERMINATION LETTER
EX-23.2 CONSENT OF ERNST & YOUNG LLP
EX-24.1 POWERS OF ATTORNEY

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

      The following documents filed by First National Bankshares of Florida, Inc. (the “Company”) with the Commission are hereby incorporated by reference:

1.	The Company’s Registration Statement on Form 10 filed December 22, 2003 (“Form 10”); and

2.	The description of the Company’s Common Stock contained in the Form 10, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company, the First National Bankshares of Florida, Inc. Salary Savings Plan and the Roger Bouchard Insurance, Inc. 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

      No response is required to this item.

Item 5.    Interests of Named Experts and Counsel.

      No response is required to this item.

Item 6.    Indemnification of Officers and Directors.

      The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

      In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      The Company’s Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another organization at the Company’s request, or because of their positions with the Company. The Articles further provide that the Company may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

      The Company’s Bylaws provide that to the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 7.    Exemption From Registration Claimed.

      No response to this item is required.

Item 8.    Exhibits.

      The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed October 31, 2003)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10 filed October 31, 2003)

5.1	Opinion of Smith, Gambrell & Russell, LLP.

5.2	Internal Revenue Service determination letter regarding the First National Bankshares of Florida, Inc. Salary Savings Plan.

5.3	Internal Revenue Service determination letter regarding the Roger Bouchard Insurance, Inc. 401(k) Plan.

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

Item 9.    Undertakings.

The Company hereby undertakes:

(a)      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      The Company. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 9th day of January, 2004.

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

By:	/s/ Gary L. Tice Gary L. Tice, Chairman and Chief Executive Officer

By:	/s/ Robert T. Reichert Robert T. Reichert, Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

Signature	Title	Date

/s/ Gary L. Tice Gary L. Tice	Chairman and Chief Executive Officer	January 9, 2004

* Alan C. Bomstein	Director	January 9, 2004

* Charles T. Cricks	Director	January 9, 2004

* James S. Lindsay	Director	January 9, 2004

* Edward J. Mace	Director	January 9, 2004

* G. Scott Baton, II	Director	January 9, 2004

* David A. Straz, Jr.	Director	January 9, 2004

*By:	/s/ Robert T. Reichert Robert T. Reichert, as Attorney-in-Fact

First National Bankshares of Florida, Inc. Salary Savings Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 9th day of January, 2004.

First National Bankshares of Florida, Inc. Salary Savings Plan

By:	/s/ Gary L. Tice Gary L. Tice Chairman and Chief Executive Officer First National Bankshares of Florida, Inc. (Administrator of the Plan)

      Roger Bouchard Insurance, Inc. 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 12th day of January, 2004.

Roger Bouchard Insurance, Inc. 401(k) Plan

By:	/s/ Tim A. Bouchard Tim A. Bouchard Chief Operating Officer Roger Bouchard Insurance, Inc. (Administrator of the Plan)

Exhibit Index

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed October 31, 2003)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10 filed October 31, 2003)

5.1	Opinion of Smith, Gambrell & Russell, LLP.

5.2	Internal Revenue Service determination letter regarding the First National Bankshares of Florida, Inc. Salary Savings Plan.

5.3	Internal Revenue Service determination letter regarding the Roger Bouchard Insurance, Inc. 401(k) Plan.

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.